EXHIBIT 19

CONSOLIDATED WATER CO. LTD.

INSIDER TRADING AND DISCLOSURE OF NON-PUBLIC INFORMATION POLICY

Contents

OVERVIEW2

GENERAL POLICY3

DEFINITIONS4

CERTAIN EXCEPTIONS6

POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION7

INDIVIDUAL RESPONSIBILITY OF EACH AFFILIATE TO COMPLY WITH POLICY8

REPORTING SHARE OWNERSHIP AND TRANSACTIONS; DISGORGEMENT OF SHORT-SWING PROFITS8

TRADING WINDOW AND ANNUAL CERTIFICATION10

ADDITIONAL RESTRICTIONS11

PRE-CLEARANCE OF TRADES AND POST-TRADE NOTIFICATION11

Pre-Clearance of Trades12

Post-Trade Notification12

EXCEPTION FOR TRADING PLANS13

INQUIRIES13

INSIDER TRADING POLICY QUICK REFERENCE13

OVERVIEW

This Insider Trading and Disclosure of Non-public Information Policy (the “Policy”) sets forth the general standards for all directors, officers, employees, agents and representatives (collectively, “Affiliates”) of Consolidated Water Co. Ltd. and its subsidiaries (collectively, the “Company”) with respect to trading, or causing trading of, the Company’s securities while in possession of Material Non-public Information (as defined herein). In addition, this Policy imposes further compliance procedures on the Company’s directors, executive officers and certain Affiliates who have been notified by the Company’s Chief Financial Officer (the “CFO”) as provided herein below.

The CFO will administer the Insider Trading Policy.

APPLICABILITY OF POLICY

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time. These other securities may include preferred or preference stock, warrants, convertible debentures and derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.

Any person who has Material Non-public Information regarding the Company may not purchase or sell the Company’s securities until the information has been fully disclosed to the general public in accordance with this Policy. In addition, any person who has obtained Material Non-public Information about another company obtained through his or her employment with the Company may not purchase and sell such company’s securities until the information has been fully disclosed to the general public. “Material Non-public Information” and “fully disclosed to the general public” are each discussed in further detail in this Policy.

Effective: November 17, 2021

STATEMENT OF POLICY

GENERAL POLICY

YOU MAY NOT USE MATERIAL NON-PUBLIC INFORMATION IN TRADING ANY SECURITY OF THE COMPANY.

ANY NON-PUBLIC INFORMATION, WHETHER OR NOT MATERIAL, RELATING TO THE COMPANY IS THE PROPERTY OF THE COMPANY. YOU MAY NOT DISCLOSE SUCH INFORMATION ACQUIRED UNDER ANY CIRCUMSTANCES UNLESS SPECIFICALLY AUTHORIZED BY THE CFO.

●

Trading on Material Non-public Information. While you are in the possession of Material Non-public Information, you and members of your immediate family or household may not purchase or sell the Company’s securities (or, if such information relates to another company, the securities of such other company). This includes any offer to purchase or offer to sell. The periods of time covered by this prohibition include the date that you first possess Material Non-public Information and ending at the close of business on the second Trading Day (every day that the NASDAQ Global Select Market is open for trading - generally, every day of the year other than Saturdays, Sundays and federal holidays (a “Trading Day”)) following the date the information is fully disclosed to the general public in accordance with this Policy.

If you are in possession of Material Non-public Information, you must forego a proposed transaction:

●	even though you planned to make the transaction before learning of the

Material Non-public Information; and

●	even though you may lose money or a potential profit by not completing the transaction.

●

Other Trading Prohibitions. You may not, at any time, write any options (selling put or call options) on the Company’s securities or sell short (sell a security not owned by you) securities of the Company.

Effective: November 17, 2021

●

Tipping. You are prohibited from disclosing (“tipping”) Material Non-public Information to any other person (including family members) where that information may be used by that person for his or her profit by trading in the securities of companies (including the Company) to which the information relates. Also, you may not make recommendations or express opinions concerning trading in the Company’s (or any other company’s) securities based on Material Non-public Information.

●

Confidentiality. Unauthorized disclosure of internal information could create serious problems for the Company, whether or not the information was disclosed for the purpose of conducting improper trading in the Company’s securities. You should not discuss internal Company matters or developments with anyone outside the Company, including through the use of E-mail or the Internet (including on-line bulletin boards and chat rooms), except as required in the performance of your regular job duties.

This prohibition also applies to inquiries about the Company from the financial or business press, investment analysts or others in the financial community. Unless you are expressly authorized otherwise, all these communications on behalf of the Company should be directed to and handled through the Chief Executive Officer of Consolidated Water Co. Ltd. (the “CEO”) or CFO. Likewise, solicitation of the media for coverage of corporate issues, entities and/or personnel is the sole responsibility of the CEO.

DEFINITIONS

“Fully Disclosed to the General Public”

“Fully disclosed to the general public” means information must have been disseminated in a manner designed to reach investors generally, including filing the information in a Form 8-K or other periodic report with the Securities and Exchange Commission or, in some instances, issuing a press release to international wire services. A speech to an audience, discussions with the press or securities analysts, a TV or radio appearance, or an article in an obscure or industry focused magazine does not qualify as full disclosure. Fully disclosed to the general public means that the securities markets have had the opportunity to digest the news. Generally, two Trading Days following the filing of a Form 8-K or other periodic report and/or the release to international wire services will be enough time for the securities markets to digest the news.

If you are unsure whether information has been fully disclosed to the general public, you should consult with the CEO or CFO.

Effective: November 17, 2021

Material Non-public Information

It is not possible to define all categories of Material Non-public Information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of securities.

Material Information

While it is sometimes difficult to determine whether information is material, various categories of information are particularly sensitive and, generally, should always be considered material. Examples of such information are provided below.

● Financial results

● Projections of future earnings or losses

● Significant acquisitions of or mergers with other entities, or sales of significant assets or businesses

● Significant new or modified contracts, projects, services or product announcements

● Gain or loss, or change in status, of significant customers or contracts

● Stock splits

● New equity or debt offerings

● Significant exposure applicable to, or judicial decisions arising from, actual or threatened litigation

● Significant governmental regulatory activities

● Changes in senior management

● Changes in dividend policy

● Significant pricing changes

● Impending bankruptcy or financial liquidity problems

Either positive OR negative information may be material. It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always made after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company or another company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s or another company’s securities when you possess Non-public Information about them can be risky. When doubt exists, the information should be presumed to be material.

If you are unsure whether information of which you are aware is material, you should consult with the CEO or CFO.

Effective: November 17, 2021

Non-public Information

Non-public information, whether material or not, is information that has not been fully disclosed to the general public and is otherwise not available to the general public. See “Fully Disclosed to the General Public” above.

Selective Disclosure of Material Non-public Information

It is a violation of Company policy to disclose in any manner any Material Non-public Information about the Company to any person except as follows: (i) disclosure to a person who has signed an appropriate Company approved agreement to hold such information in confidence; (ii) disclosure to Company personnel who need the information to provide goods and services to the Company and who agree in writing to the CFO to be bound by this Policy; (iii) disclosure to the Company’s lawyers or accountants if the information disclosed is related to a matter on which they are involved; or (iv) as approved by the CEO or the CFO of the Company. All communications with securities analysts, any securities professionals and representatives of large shareholders shall be made solely by the Company’s CEO and CFO, unless otherwise specifically authorized by the CEO.

If you should inadvertently selectively disclose any Material Non-public Information to any person, Company policy requires that such inadvertent disclosure be reported immediately to the CEO or the CFO. Such inadvertent disclosure may arise because of a mistaken belief about the materiality or non-public nature of the disclosed information, the identity of the recipient of such disclosure, the applicability of a confidentiality agreement or numerous other reasons. This is necessary because applicable law may require the Company to publicly disclose promptly the information that had been inadvertently disclosed.

Prohibition on Trading Company Securities—Black-Out Period

The CFO has the authority, when he or she deems it necessary or advisable because of developments known to the Company and not yet disclosed to the public or for other reasons, to prohibit all Affiliates from trading in Company securities, (the “Black-Out Period”). The Black-Out Period may apply to the time, the Trading Window (as defined in this policy), when ordinarily trading in the Company’s securities is permitted. The Black-Out Period shall continue for as long as the CFO specifies. In the event of a Black-Out Period, Affiliates may not engage in any transaction involving the purchase or sale of the Company’s securities during the applicable period and may not disclose to others the fact of such suspension of trading. Trading during a Black-Out Period is a violation of this Policy and may result in serious internal and external consequences, including termination of employment and civil and/or criminal prosecution, fines and/or penalties. To ensure a Black-Out Period is not in effect, any Affiliate planning to trade in the Company’s securities should notify the CFO of their intention to do so prior to initiating any transactions.

Effective: November 17, 2021

CERTAIN EXCEPTIONS

The only exceptions to this Policy are as follows:

a)	Any automatic payroll deductions, pursuant to a contribution election made by you while not in the possession of Material Non-public Information, and Company matching contributions to buy Company common stock.

b)	Award payouts by the Company to you (if applicable) under any equity-based compensation plans.

c)	Automatic reinvestment of dividends, pursuant to an election made by you while not in the possession of Material Non-public Information, under the Shareholder Investment Plan.

d)	Any transaction specifically approved in writing in advance by the CFO.

e)	Exercise of stock options under equity-based compensation plans for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

In all cases, DISCRETIONARY purchases or sales of the Company’s securities by you under the Company plans described above, including inter-fund transfers of, and payroll contribution increases and decreases to, are not considered exemptions to the Policy.

POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

As outlined below, the penalties for insider trading, in addition to the negative impact on the Company’s reputation and business success, are quite severe.

Liability for Insider Trading

United States Federal law provides that you may be subject to civil penalties of up to $5,000,000, additional criminal money penalties and up to twenty (20) years in jail for engaging in transactions in the Company’s securities at a time when you have knowledge of Material Non-public Information regarding the Company.

Effective: November 17, 2021

Liability for Tipping

You may also be liable for improper transactions by any person to whom you have disclosed Material Non-public Information regarding the Company or to whom you have made recommendations or expressed opinions on the basis of that information as to trading in the Company’s securities (“tipping”). The SEC has imposed large penalties even when the disclosing person did not profit financially from the trading.

Possible Disciplinary Actions

If you violate this Policy, you will also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity-based compensation plans or termination of employment.

INDIVIDUAL RESPONSIBILITY OF EACH AFFILIATE TO COMPLY WITH POLICY

You have the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a Trading Window to you or anyone else. Appropriate judgment should be exercised in connection with any trading in the Company’s securities. The Company expects strict compliance with the foregoing policies by all persons subject to this Policy. Failure to observe the guidelines may result in serious legal difficulties for you, as well as the Company. A failure to follow the letter and spirit of the Policy would be considered a matter of extreme seriousness.

THE FOLLOWING INFORMATION DESCRIBES ADDITIONAL RESTRICTIONS AND REQUIREMENTS THAT APPLY ONLY TO DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN AFFILIATES WHO HAVE BEEN NOTIFIED BY THE CFO:

REPORTING SHARE OWNERSHIP AND TRANSACTIONS; DISGORGEMENT OF SHORT-SWING PROFITS

Introduction

All Directors, Executive Officers and holders of more than 10% of the Company’s equity securities must report to the United States Securities and Exchange Commission (the “SEC”) all of their holdings of and transactions in the Company’s equity securities and must disgorge to the Company any profits realized from buying and selling (or selling and buying) such securities within any six-month period. Pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), any person who becomes a Director, Executive Officer or holder of

Effective: November 17, 2021

more than 10% of the Company’s equity securities is required to file a report of beneficial ownership with the SEC and must do so whenever there is a change of beneficial ownership. All delinquent filings must be disclosed in the Company’s annual general meeting proxy statement (with the delinquent individuals identified by name), and delinquent filings can trigger monetary fines for the late filer.

Although the obligation to disclose beneficial ownership of the Company’s equity securities is on the person required to make such disclosure and not the Company, the failure to timely file the appropriate form with the SEC reflects poorly on the Company. Therefore, the Company will assist persons with the filing of the required form.

Beneficial Ownership Statements

Three types of reports are required to be filed under Section 16(a) of the 1934 Act:

●	Form 3: Initial Statement of Beneficial Ownership of Securities. This form indicates a person’s beneficial ownership of equity securities of the Company (including derivatives securities) and must be filed by persons who have not previously filed such a statement with the SEC. The requirement to file a Form 3 arises when a person becomes a Director or is appointed an Executive Officer or becomes a 10% equity holder. Even if a Director or Executive Officer has no direct, indirect or beneficial interest in the Company’s equity securities, a Form 3 must be filed informing the SEC of the person’s relationship with the Company. Form 3 statements must be filed within 10 days after the occurrence of the event which necessitated the filing of the statement.

●	Form 4: Statement of Changes of Beneficial Ownership of Securities. Once a Form 3 has been filed for a person, and as long as that person remains a Director, Executive Officer or 10% stockholder (and for up to six months after a person ceases to be a Director or Executive Officer), a Form 4 must be filed whenever any of the following takes place: (i) a change in the number of equity securities (including derivative securities) beneficially owned or (ii) a change in the nature of beneficial ownership as previously reported to the SEC. Form 4 statements must be filed within two (2) business days of the date on which the event or transaction occurred which necessitated the filing.

●	Form 5: Annual Statement of Beneficial Ownership of Securities. Form 5 must be filed for any person who has been a Director, Executive Officer or 10% holder for any part of the Company’s fiscal year to disclose: (i) acquisitions during any six-month period aggregating less than $10,000; (ii) all transactions that should have been reported in the last fiscal year but were not; and (iii) all exempt transactions, except in the case of (i), (ii) or (iii) as were reported on a Form 4. If required, a Form 5 must be filed within 45 days after the end of the Company’s fiscal year.

Effective: November 17, 2021

TRADING WINDOW AND ANNUAL CERTIFICATION

The following standards apply only to:

●	Directors;

●	Executive Officers (those officers who are subject to the provisions of Section 16 of the 1934 Act - namely the reporting of beneficial ownership on Forms 3, 4 and 5 and prohibition on short-swing profits); and

●	certain Affiliates of the Company who have been separately notified that these provisions apply to them. Annually, or when other significant events occur, the Affiliates subject to these standards will be reviewed and individuals will be added or removed from coverage as necessary. You will be notified if there is any change in your status. Notification shall be in writing via letter or electronic communication with evidence of receipt by the notified party.

Trading Window

Certain times during the year are particularly sensitive periods for transactions in the Company’s securities. This sensitivity is due to the fact that Directors, Executive Officers and certain other Affiliates will, during that period, often have knowledge of Material Non-public Information about the expected financial results for the quarter.

To assist in complying with insider trading laws, the Company utilizes a “Trading Window”, which opens after the closing of the Nasdaq stock market on the second Trading Day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year, and closes at the close of the Nasdaq stock market on the twenty-first Trading Day following the date the Company’s financial results are disclosed. All Directors and Executive Officers of the Company and each other Affiliate identified by the CFO may not conduct transactions involving the purchase or sale of the Company’s securities (including the exercise of stock options) other than during the Trading Window. Furthermore, the ability to purchase or sell the Company’s securities within the Trading Window immediately ceases if Material Non-public Information arises during the Trading Window. The preferred period for trading in the Company’s securities is generally the first ten trading days of each Trading Window, assuming Material Non-public Information has not arisen during that time.

You should inquire of the CFO if you are uncertain when the quarterly Trading Window opens and closes and, regardless of the Trading Window, you should notify the CFO of your

Effective: November 17, 2021

intention to trade in the Company’s securities prior to initiating any transactions. You will be given written notice via email if the CFO exercises his or her authority to close the Trading Window early, by imposition of a Black-Out Period. If at any time the CFO closes the Trading Window early, this fact should not be disclosed to the public, and you will not be permitted to make trades during such Black-Out Period.

The purpose of the Trading Window is to help establish a diligent effort to avoid any violation of insider trading laws. You should know, however, that even during the Trading Window, if you have knowledge of Material Non-public Information concerning the Company, you may not initiate any transactions in the Company’s securities until such information has been fully disclosed to the general public for at least two Trading Days, whether or not the CFO has recommended a suspension of trading to you. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and you should always use good judgment. In addition, a transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial reason) is neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws.

Annual Certification

To ensure compliance with this Policy, all Directors and all Executive Officers (and, if applicable, certain other Affiliates who have been so notified by the CFO) are required to certify annually that they have complied with this Policy at all times from the date hereof (or such lesser time as you have been covered under the Policy). This certification shall be obtained in connection with the completion by each Director and Executive Officer of the D&O questionnaire circulated for the purpose of preparing the Company’s annual proxy statement.

ADDITIONAL RESTRICTIONS

THE FOLLOWING INFORMATION DESCRIBES ADDITIONAL RESTRICTIONS AND REQUIREMENTS THAT APPLY ONLY TO DIRECTORS AND EXECUTIVE OFFICERS.

PRE-CLEARANCE OF TRADES AND POST-TRADE NOTIFICATION

The following standards apply only to:

● Directors,

● Executive Officers (those officers who are subject to the provisions of Section 16 of the 1934

Effective: November 17, 2021

Act - namely the reporting of beneficial ownership on Form 3, 4 and 5 and prohibition on short-swing profits), and

● Spouses or other persons living in such Directors or Executive Officers’ household or to entities over which such person exercises control.

Pre-Clearance of Trades

Directors and Executive Officers may only trade in the Company’s securities when the Trading Window is open (and assuming a Black-Out Period has not been imposed), and then only with the prior approval of the Company’s CFO. Trading subject to the pre-clearance includes any purchase or sale voluntarily made by or directed by you under the Company’s benefit plans. You must obtain pre-clearance from the CFO via email to purchase or sell any of the Company’s securities or to exercise any Company stock options. Normally, the CFO will approve, as consistent with this Policy, any transaction that complies with this Policy and applicable securities law and that occurs during an open Trading Window.

The CFO must advise you within two (2) business days of receipt of your pre-clearance request whether such request is approved or disapproved. The date of receipt of the pre-clearance request by the CFO is considered to be the first business day.

Post-Trade Notification

Directors and Executive Officers must report each transaction in securities of the Company to the CFO via email within one (1) business day of the trade date.

Effective: November 17, 2021

EXCEPTION FOR TRADING PLANS

Notwithstanding the restrictions and prohibitions on trading in the Company’s securities set forth in this Policy, persons subject to this Policy are permitted to effect transactions in the Company’s securities pursuant to approved trading plans established under Rule 10b5-1 under the Securities Exchange Act of 1934, including transactions during Black-Out Periods. Rule 10b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not in possession of Material Non-public Information. In order to comply with this Policy, the CFO must review and approve any such trading plan prior to its effectiveness pursuant to the same time frame and notification requirements as required for the pre-clearance of trades. Insiders seeking to establish a trading plan should contact the Company’s CFO. Rule 10b5-1 trading plans may only be established during the trading window periods set forth in the “Trading Window” section of this Policy. If a trading plan is approved by the Company, it can only be modified during the trading window periods as set forth herein.

INQUIRIES

Please direct your questions as to any of the matters discussed in this Policy to the CFO or if the CFO is unavailable, the CEO.

INSIDER TRADING POLICY QUICK REFERENCE

Covered Individuals

All Affiliates, regardless of position, are subject to the Insider Trading Policy. The CFO will be responsible for monitoring adherence to the Insider Trading Policy.

Prohibition

You may not trade securities while in the possession of Material Non-public Information, nor during a Black-Out Period of which you have been informed.

Effective: November 17, 2021

Trading Window, Pre-clearance of Trades, and Post-trade Notification

Directors, Executive Officers and certain Affiliates who have been notified by the CFO may trade in the Company’s securities only during a Trading Window each quarter, as discussed in the Insider Trading Policy (and only if a Black-Out Period is not then imposed on them). Directors and Executive Officers may trade in the Company’s securities only after obtaining pre-clearance of the trade from the CFO and must provide post-trade notification to the CFO. However, no Director, Executive Officer or Affiliate of the Company may trade at any time, whether or not during a Trading Window, when in possession of Material Non-public Information, except pursuant to an approved Rule 10b5-1 plan.

Effective: November 17, 2021